Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
SECOND QUARTER 2007 RESULTS
Irvine, California – July 25, 2007 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter ended June 30, 2007, and provided guidance regarding its expected financial performance in the third quarter and full year of 2007.
     All statements in this press release refer to continuing operations.
     Sales in the second quarter of 2007 totaled $110.9 million, a decrease of approximately 1% compared with the $112.4 million recorded in the second quarter of 2006. New orders received in the second quarter of 2007 totaled $111.9 million, a decrease of approximately 10% compared with the $124.0 million recorded in the second quarter of 2006. Sales in the first half of 2007 totaled $218.2 million, an increase of approximately 1% compared with the $215.6 million recorded in the first half of 2006. New orders received in the first half of 2007 totaled $222.2 million, a decrease of approximately 3% compared with the $229.0 million recorded in the first half of 2006.
     Newport reported income from continuing operations in the second quarter of 2007 of $8.0 million, or $0.20 per diluted share, compared with $9.2 million, or $0.22 per diluted share, in the second quarter of 2006. Newport reported income from continuing operations in the first half of 2007 of $13.2 million, or $0.33 per diluted share, compared with $15.6 million, or $0.37 per diluted share, in the first half of 2006. The company noted that equity compensation expense was higher in the first half of 2007 compared with the prior year period by $1.4 million, or approximately $0.04 per diluted share, due to non-cash expense in the first half of 2007 associated with equity compensation awards granted in July 2006, for which there was no expense in the first half of 2006.

     Second quarter 2007 sales to customers in the scientific research and aerospace and defense/security markets were $41.8 million, or approximately 38% of net sales. New orders received from customers in these markets in the second quarter of 2007 were $40.9 million, or approximately 36% of new orders. Sales to customers in these markets in the first half of 2007 totaled $79.8 million, or approximately 37% of net sales, and new orders received totaled $80.8 million, or approximately 36% of new orders.
     Second quarter 2007 sales to customers in the microelectronics market, which is comprised primarily of semiconductor capital equipment customers, were $34.0 million, or approximately 31% of net sales. New orders received from customers in this market in the second quarter of 2007 were $30.1 million, or approximately 27% of new orders. Sales to customers in the microelectronics market in the first half of 2007 totaled $66.0 million, or approximately 30% of net sales, and new orders received totaled $63.1 million, or approximately 28% of new orders.
     Sales to customers in the life and health sciences market in the second quarter of 2007 were $18.1 million, or approximately 16% of net sales. New orders from customers in this market in the second quarter of 2007 were $22.1 million, or approximately 20% of new orders. The company noted that the orders level in the second quarter of 2007 represented the highest level of orders from this market in any quarter in the company’s history. Sales to customers in the life and health sciences market in the first half of 2007 totaled $37.9 million, or approximately 17% of sales, and new orders received totaled $43.8 million, or approximately 20% of orders.
     Sales to customers in industrial and all other end markets in the second quarter of 2007 were $17.0 million, or approximately 15% of net sales. New orders from customers in these markets in the second quarter of 2007 were $18.8 million, or approximately 17% of new orders. Sales and orders in the first half of 2007 to customers in the industrial and other end markets were each $34.5 million, or approximately 16% of the total.
     Robert G. Deuster, chairman and chief executive officer, commented, “Although our total sales were less than we expected, we are pleased with the strength in sales to our research customers in the second quarter of 2007 after the slow start we had in the first quarter of this year. Sales to this market increased approximately 10% sequentially in the second quarter of 2007, as the customer funding delays that we experienced earlier in the year appear to have abated. In addition, we are encouraged by the record level of orders from the life and health sciences market. Unfortunately, the ongoing slowness in the semiconductor equipment market continued to hinder our overall sales growth in the second quarter. For the first half of 2007, our sales to customers in the microelectronics market were down 8% and orders were down 23% compared with the prior year period. Despite the lower-than-expected revenue levels, the earnings per diluted share of $0.20 were within the range of guidance we provided at the beginning of the quarter.”
     The company’s gross profit for the second quarter of 2007 was $48.8 million, or 44.0% of net sales, compared with $49.8 million, or 44.3% of net sales, for the second quarter of 2006. The company’s gross profit for the first half of 2007 was $95.4 million, 43.7% of net sales, compared with $93.2 million, or 43.2% of net sales, for the first half of 2006.
     Selling, general and administrative (SG&A) expenses for the second quarter of 2007 were $28.2 million, slightly lower than the second quarter of 2006. On a sequential basis, SG&A expenses declined by approximately $1.8 million compared with the first quarter of 2007. The sequential decrease was due primarily to a reduction in non-cash expenses relating to the company’s performance-based equity incentive program. The expenses relating to this program are based on the expected achievement of specific financial targets, and due to the lower-than-expected financial results in the first half of 2007 and the resulting expectation that the financial targets under this program for 2007 will not be fully achieved, the company made an adjustment to the expense relating to these awards. SG&A expenses for the first half of 2007 totaled $58.3 million, compared with $55.1 million in the first half of 2006. This increase was due primarily to non-cash expense in the first half of 2007 associated with equity compensation awards granted in July 2006, and to consulting and depreciation expense related to the company’s SAP implementation program, for which there were no corresponding expenses in the 2006 period.
     Research and development (R&D) expenses for the second quarter of 2007 were $11.2 million, or 10.1% of net sales, compared with $10.2 million, or 9.1% of net sales, in the second quarter of 2006. R&D expenses for the first half of 2007 totaled $21.8 million, compared with $20.1 million in the comparable period of 2006. The company noted that it continues to increase its R&D investment in next-generation product development, primarily for its fiber laser program and new lasers for photovoltaic and life and health sciences applications.
     Interest and other income, net, totaled $16,000 in the second quarter of 2007, compared with $0.4 million in the second quarter of 2006. Interest income in the second quarter of 2006 was driven primarily by a $0.9 million translation gain resulting from the closure of the company’s Canadian facility.

     The company’s effective tax rate in the second quarter and first half of 2007 was approximately 15.4%. The income tax expense resulted from minimum required state and foreign tax expenses, as the company has a tax valuation reserve that offset its federal income tax expense for these periods.
     The company’s cash, cash equivalents and marketable securities at the end of the second quarter of 2007 totaled $148.8 million. During the second quarter of 2007, the company repurchased approximately 1.3 million shares of its outstanding stock for approximately $20.5 million.
THIRD QUARTER AND FULL YEAR 2007 BUSINESS OUTLOOK
     The following statements reflect the current expectations of the company’s management based on available information and refer to expected results from continuing operations. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”
     The company does not expect a significant rebound in the microelectronics market in the second half of 2007. In addition, the company expects lower levels of sales of products to European customers in the third quarter due to the normal seasonal slowness in that region. Despite these negative factors, the company expects sales in the third quarter of 2007 to be in the range of $112.0 million to $115.0 million, which would represent a slight increase sequentially and would be approximately equal to the prior year third quarter level. The company expects its book-to-bill ratio for the third quarter to be slightly higher than 1.0.
     Gross margin for the third quarter of 2007 is expected to be approximately 43% to 44%, depending on the actual sales level and the mix of product sales.
     SG&A expenses for the third quarter of 2007 are expected to be approximately $29.0 million, slightly higher than the second quarter level, due primarily to incremental non-cash expense relating to performance-based equity awards made in June 2007.
     R&D expenses for the third quarter of 2007 are expected to be approximately equal to the $11.2 million recorded in the second quarter of 2007.
     The company expects its income tax rate in the third quarter of 2007 to be approximately 15% to 16%. This amount will vary depending on certain state minimum taxes, taxes on foreign earnings and adjustments to income tax reserves.
     The company expects its number of diluted common shares outstanding for the third quarter of 2007 to be in the range of 39 to 39.5 million, depending on the number of stock options exercised during the quarter and any share repurchases made by the company during the quarter.

     Based on the factors noted above, the company expects earnings per diluted share in the third quarter of 2007 to be in the range of $0.17 to $0.20.
     As a result of the slower-than-expected start to the year and its expectation of continued slowness in the microelectronics market, the company now expects sales for the full year of 2007 to increase in the low single digits on a percentage basis over the $454.0 million of sales recorded in 2006. The company now expects earnings per diluted share for the full year 2007 to be in the range of $0.75 to $0.85.
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell Microcap Index.
INVESTOR CONFERENCE CALL
     Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, July 25, 2007, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the second quarter of 2007 and its future business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (800) 361-0912 within the U.S. and Canada or (913) 981-5559 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, July 25, 2007, and continue through midnight on Tuesday, July 31, 2007. The replay confirmation code is 4929581.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation the statements under the heading “Third Quarter and Full Year 2007 Business Outlook” regarding the expected performance of the microelectronics market in the second half of 2007, Newport’s expected sales, book-to-bill ratio, gross margin, operating expenses, income tax rate, number of diluted common shares, and earnings per diluted share for the third quarter of 2007, Newport’s expected sales and earnings per diluted share for the full year 2007 and the statements made by Robert G. Deuster and the company regarding the abatement of funding delays in the scientific research market, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 30, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; ability to successfully integrate businesses recently acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
(In thousands, except per share data)	2007	2006	2007	2006

Net sales	$110,904	$112,369	$218,168	$215,555
Cost of sales	62,092	62,609	122,725	122,351

Gross profit	48,812	49,760	95,443	93,204

Selling, general and administrative expense	28,240	28,589	58,254	55,133
Research and development expense	11,177	10,200	21,780	20,136

Operating income	9,395	10,971	15,409	17,935

Interest and other income (expense), net	16	408	217	(216)

Income from continuing operations before income taxes	9,411	11,379	15,626	17,719
Income tax provision	1,448	2,130	2,412	2,140

Income from continuing operations	7,963	9,249	13,214	15,579

Loss from discontinued operations, net of income taxes	—	—	—	(652)

Net income	$7,963	$9,249	$13,214	$14,927

Basic income (loss) per share:
Income from continuing operations	$0.20	$0.23	$0.33	$0.39
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.20	$0.23	$0.33	$0.37

Diluted income (loss) per share:
Income from continuing operations	$0.20	$0.22	$0.33	$0.37
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.20	$0.22	$0.33	$0.36

Shares used in computation of income (loss) per share:
Basic	38,955	40,606	39,629	40,445
Diluted	39,554	41,852	40,491	41,778

Other operating data:
New orders received during the period	$111,920	$123,997	$222,234	$228,968
Backlog at end of period scheduled to ship within 12 months			$111,913	$109,250

Newport Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 30,
(In thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$94,674	$35,930
Marketable securities	54,137	49,483
Accounts receivable, net	87,620	94,325
Notes receivable, net	3,527	4,868
Inventories	109,883	94,899
Deferred income taxes	2,001	2,031
Prepaid expenses and other current assets	9,924	11,639

Total current assets	361,766	293,175

Property and equipment, net	58,057	57,400
Goodwill	174,863	175,281
Deferred income taxes	1,825	781
Intangible assets, net	48,200	50,234
Investments and other assets	21,586	16,144

	$666,297	$593,015

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$9,090	$9,481
Accounts payable	26,502	31,376
Accrued payroll and related expenses	20,763	27,443
Accrued expenses and other current liabilities	22,343	22,765
Accrued restructuring costs	442	1,211
Obligations under capital leases and current portion of long-term debt	2,535	91

Total current liabilities	81,675	92,367

Long-term debt	175,000	50,688
Obligations under capital leases, less current portion	1,329	1,346
Accrued pension, restructuring costs and other liabilities	16,499	13,661

Stockholders’ equity	391,794	434,953

	$666,297	$593,015